Exhibit 8(kkk)
SHAREHOLDER SERVICES AGREEMENT
     This Agreement is made as of December 28, 2007. by and between American Funds Distributors, Inc. (the “Distributor”), a California company, and ML Life Insurance Company of New York (the “Company”), a New York life insurance company.
     WHEREAS, the Company has entered into a participation agreement dated October 11, 2002, with the Distributor in respect of several open-end investment companies (the “Fund,” or “Funds”), registered under the Investment Company Act of 1940 (the “1940 Act”) with respect to the purchase of classes of shares designated “Class A and F Shares” of the Fund (“Portfolio”) by certain separate accounts of the Company (“Accounts”); and
     WHEREAS, the Distributor serves as the distributor to the Fund; and
     WHEREAS, the Company desires to provide certain shareholder services to owners (“Contract Owners”) of variable life insurance policies or variable annuity contracts (“Contracts”) in connection with their allocation of contract values to the Funds and Distributor desires Company to provide such services, subject to the conditions of this Agreement; and
     WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Class A and F Shares of each Fund have adopted a Distribution and Shareholder Servicing Plan (the “12b-1 Plan”) which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as Company and to compensate such organizations out of each Portfolio’s average daily net assets attributable to the Class A and F Shares:
     Now THEREFORE, in consideration of mutual covenants contained in this Agreement, the Distributor and the Company agree as follows:
     1. Services of Company
          (a) The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the Class A and F Shares of the Portfolios: delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials to prospective and existing Contract Owners; providing educational materials regarding the Class A and F Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Class A and F Shares; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner recordkeeping and similar administrative services.
          (b) The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Contract Owners.

          (c) The Company will furnish to the Distributor, the Fund, or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Directors concerning this Agreement, as well as any other reports or filings that may be required by law.
     2. Maintenance of Records. The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Fund, Company shall provide Distributor, the Fund, or the representative of either, copies of all such records.
     3. Fees. In consideration of the Company’s performance of the services described in this Agreement, Distributor shall pay to the Company a quarterly fee (“Servicing Fee”) calculated as follows: the average aggregate amount invested each calendar quarter by the Company in the Class A and F Shares of each Portfolio that are attributable to the Contracts is multiplied by a pro rata fee factor. The pro rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for each Class of each Portfolio by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable quarter. The average aggregate amount invested in the Fund over a one-quarter period shall be computed by totaling the aggregate investment (e.g., Class A Share net asset value multiplied by total number of Class A Shares of each Portfolio held by the Company) on each business day during the quarter and dividing by the total number of days during such quarter.
          Distributor will calculate the fee at the end of each quarter ending February, May, August and November and will make such payment to the Company, without demand or notice by the Company, within thirty (30) days thereafter. Payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor and such other supporting data as may be reasonably requested by the Company.
          Payment of fees under this Agreement shall be made to Company in accordance with procedures mutually agreed upon by the Company and Distributor.
     4. Representations, Warranties and Agreements.
     The Company represents, warrants, and covenants that if required by applicable law, the Company will disclose to each Contract Owner the existence of the Servicing Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law. The Company also represents that it is an affiliate of a broker-dealer firm that is a member in good standing of the Financial Industry Regulatory Authority.
     The Distributor represents and warrants that it is a broker-dealer registered under the Securities Exchange Act of 1934 and it is authorized by the Fund’s Board of Directors to enter into this Agreement.

     5. Termination.
          (a) Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to each Portfolio unless the Plan of Distribution in respect of the Class A and F Shares of the Portfolio is not renewed at least annually by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio cast in person at a meeting called for the purpose of voting on such approval.
          (b) This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio. This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon sixty (60) days’ prior written notice to the other party. This Agreement may also be terminated immediately and without notice with respect to any Portfolio at any time without penalty in the event the Plan of Distribution in respect to the Class A and F Shares of the Portfolio is terminated by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Class A and F Shares of such Portfolio.
          (c) In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.
     6. Miscellaneous.
          (a) No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.
          (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.
          (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, exclusive of conflicts of laws.

          (d) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

AMERICAN FUNDS DISTRIBUTORS, INC.
By:	/s/ David Givner
	Name:	David Givner
	Title:	Secretary

ML LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ Lonny J Olejniczak
	Name:	Lonny J Olejniczak
	Title:	President

Exhibit A to Shareholder Services Agreement
Contract: Merrill Lynch Investor Choice Variable Annuity -IRA Series
                    Form: MLNYVA-010

		Current Annual
Name of Portfolio	Class	12b-1 Service Fee*

The Bond Fund of America, Inc.	F	0.25%
The Growth Fund of America, Inc.	F	0.25%
The Income Fund of America, Inc.	F	0.25%
The Investment Company of America, Inc.	F	0.25%
The Euro Pacific Growth Fund	F	0.25%
Contract: Merrill Lynch IRA Annuity
                    Contract No. MLNY-VA-006

		Current Annual
Name of Portfolio	Class	12b-1 Service Fee*

The Bond Fund of America, Inc.	A	0.25%
The Growth Fund of America, Inc.	A	0.25%
The Income Fund of America, Inc.	A	0.25%
The Investment Company of America, Inc.	A	0.25%

*	Shall not exceed 0.25%
As of